Exhibit 10.15

BURGERFI INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 6th day of January, 2021, by and between BurgerFi International, Inc., a Delaware corporation (“Company”), and Ross Goldstein (“Employee”).

WITNESSETH:

WHEREAS, on the terms and subject to the conditions hereinafter set forth, Company desires to engage Employee as its Chief Legal Officer and Secretary, and Employee desires to work with Company, to render the Employee’s duties (set forth in Section 3 below) to Company.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Recitals and Exhibits. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

2.Engagement. In exchange for the compensation set forth in Section 5 below and subject to the other terms and conditions hereinafter set forth, Company hereby engages Employee as Chief Legal Officer and Secretary, on an exclusive basis, to render the Employee’s duties set forth in Section 3 hereof as an at-will Employee of Company and Employee hereby accepts such engagement.

3.Employee Duties. Subject to the terms and conditions herein, and for the Term of this Agreement, Employee shall serve as Company’s exclusive employee, working under the direction of the Executive Chairman and the Chief Executive Officer of Company.

3.1Employee shall perform the duties consistent with Employee’s title and position and such other duties commensurate with such position and title as shall be specified or designated by Company from time to time. The principal place of performance by Employee of Employee’s duties hereunder shall be the Company’s corporate offices in Palm Beach County, Florida, or such other location of the corporate offices from time to time, although Employee may be required to reasonably travel outside of such area in connection with the performance of Employee’s duties.

3.2Employee agrees to comply with all applicable laws and governmental rules, orders and regulations, and to conduct its business and activities so as to maintain and increase the goodwill and reputation of Company.

3.3Employee acknowledges that Company’s interest in maintaining and promoting Company’s reputation for quality and service. From time to time, Company may establish reasonable policies, procedures and requirements that will be applicable and disseminated to its Employees. Employee hereby agrees to strictly comply with all such policies, procedures and requirements.

3.4Subject to the proviso below, Employee shall devote his entire business time, energy and skill to Employee’s services under this Agreement.

3.5Employee will use his best efforts to promote and serve the interests of Company and perform Employee’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner.

3.6Employee will not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Employee’s obligations and duties to Company, provided, however, that the foregoing shall not prevent Employee from managing Employee’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict with Company, as reasonably determined by Company.

4.Term. Employee’s employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue for a one-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Employee’s employment has not previously been terminated, Employee’s employment hereunder shall automatically be extended for successive, one-year periods (each, a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Employee’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Employee’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Employee’s termination of employment hereunder).

5.Compensation. As compensation in full for the performance of Employee’s duties hereunder, Employee shall receive the following:

5.1Salary. An annual salary of $200,000.00, subject to applicable withholdings and deductions and paid in 24 or 26 installments, every other week or twice each month, as other employees of Company are paid, subject to review at the end of each Term by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and Executive Chairman. Employee acknowledges and agrees that Employee may be paid by a parent Company or other affiliate of Company (“Paymaster”). Notwithstanding payment by Paymaster or reimbursement by an affiliate, Employee acknowledges and agrees that his sole contractual arrangement is with Company, Employee is not an employee of Paymaster or any affiliate, and Employee shall not have any claims against Paymaster or any affiliate relating to or arising out of Employee’s engagement by Company.

5.2Restricted Stock. The ability to earn up to 35,000 shares of Company common stock in restricted stock grants through Company’s Omnibus Incentive Plan (collectively, the “Restricted Stock Grants”). Such Restricted Stock Grants shall be earned by Employee in equal amounts (i.e., 8,750 each) at the yearly anniversary of the Commencement Date for each of the first four years of employment with Company, subject to Employee’s achievement of the Key Performance Indicators set forth on Exhibit A hereto, so long as Employee is still an employee in good standing at the time of each such anniversary, subject to the terms and conditions of the Restricted Stock Purchase Agreement annexed hereto as Exhibit B. Shares issued upon each grant will be locked up for 12 months.

5.3Benchmark Restricted Stock. Eligiblity to receive up to an additional 60,000 shares of Company common stock in restricted stock grants (“Benchmark Restricted Stock Grants”) upon achievement by Company of the following benchmarks: (i) 15,000 shares, if during calendar year 2021 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $19.00 per share; (ii) 15,000 shares, if during calendar year 2022 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $19.00 per share; (iii) 15,000 shares, if during calendar year 2023 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $22.00 per share; and (iv) 15,000 shares, if during calendar year 2024 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $25.00 per share. These Benchmark Restricted Stock Grants may not be sold, transferred or conveyed for a twelve-month period following the date upon which they are earned (each, an “Earning Date”), provided that Employee is still an employee in good standing at the time of each such Earning Date, subject to the terms and conditions of the Restricted Stock Purchase Agreement.

5.4Benefits. The right to receive or participate in all employee benefit programs and perquisites generally established by Company from time to time for employees similarly situated to Employee, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites.

5.5Vacation and Other Paid Time Off. Four (4) weeks of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy. Employee shall be entitled to an additional week of paid vacation following the first anniversary of the Commencement Date and another week after the third anniversary.

5.6Change in Control. If there is a Change of Control during the time Employee is still an employee in good standing, all unearned Restricted Stock Grants and Benchmark Restricted Stock Grants shall be deemed to have been earned and vested immediately prior to the Change of Control. A “Change of Control” means the sale of all or substantially all the assets of Company; any merger, consolidation or acquisition of Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions

6.Termination. This Agreement shall be for at-will employment and shall continue until the earlier of (i) expiration of the Term or (ii) the occurrence of one of below events. Upon the termination of Employee’s engagement hereunder, Company shall have no further liability hereunder, except to pay Employee all compensation earned by Employee as of the date of termination and as set forth in Section 6.3 below.

6.1Employee’s engagement and rights hereunder may be terminated as follows:

(i)By Company or Employee, as the case may be, immediately upon a breach of this Agreement that, if possible to be cured, has gone uncured for at least 30 days following written notice thereof; or

(ii)By Company, following at least thirty (30) days’ written notice to Employee; or

(iii)By Employee, following at least thirty (30) days’ written notice to Company; or

(iv)By the written agreement of Employee and Company.

6.2Upon termination, Employee shall:

(i)Deliver to Company all documents, data, records, and all other materials which are provided by Company to Employee, including any Confidential Information;

(ii)Take all such reasonable actions as shall be requested in writing from time to time by Company consistent with the foregoing and for the orderly transition of the services provided by Employee to either Company or to a new employee, in the discretion of Company.

6.3Upon termination by Company without cause all unearned Restricted Stock Grants and Benchmark Restricted Stock Grants for the year in which termination occurs shall be deemed to have been earned and vested immediately before such termination. This Section 6.3 shall survive the termination of this Agreement and Employee’s engagement hereunder.

7.Confidential Information and Competition. Employee has entered into that certain Agreement Regarding Confidential Information and Prohibiting Competition attached hereto as Exhibit C, the terms and conditions of which are hereby incorporated by this reference, and agrees that nothing herein shall limit or restrict the obligations of Employee thereunder or enforcement of the terms thereof. As used herein, the term “Confidential Information” shall have the meaning set forth in the Agreement Regarding Confidential Information and Prohibiting Competition. This Section 7 shall survive the termination of this Agreement and Employee’s engagement hereunder.

8.Trade Names and Trademarks. Employee agrees that he will use only such trade names, trademarks or other designations of Company or any simulations thereof as may be authorized in writing by Company. All such use shall be in accordance with Company's instructions and any such authorization may be withdrawn or modified at any time. Employee will, in the event this Agreement is terminated, cease all use of any of Company's trade names, trademarks or other designations or other simulations thereof. Employee will not register or attempt to register or assert any right of ownership in any of Company's trade names, trademarks or other designations or any simulations thereof. Employee shall immediately notify Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to Company, or of any actual or potential infringement by Company of the rights of any third party.

9.Miscellaneous.

9.1Notices. Any notice required or permitted to be delivered to any party under the provisions of this Agreement shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax or email and written confirmation of transmission, (c) upon proof of delivery and receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each party as follows:

To Company:	105 U.S. Highway One
North Palm Beach, FL 33408
Attn: Chief Legal Officer

To Employee:	to the address set forth on the signature page

or to such other address or such other person as any party shall designate, in writing, to the others for such purposes and in the manner set forth in this Section.

9.2Accuracy of Statements. No representation or warranty contained in this Agreement, and no statement delivered, or information supplied to any party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

9.3Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

9.4Binding Effect; Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Except as otherwise provided in this Agreement, no party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.

9.5Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment.

9.6No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

9.7Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal Employees, successors and assigns may require.

9.8Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

9.9Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

9.10Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

9.11Litigation. If any party hereto is required to take any action or engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the prevailing party's rights hereunder.

9.12Mediation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement. The prevailing party in any enforcement of this Agreement shall be entitled to recover all costs and expenses of such enforcement, including costs of litigation, and attorneys’ fees, costs, and expenses, at trial through appeal.

9.13Indemnification; D&O Insurance.

(i)Company hereby agrees to indemnify Employee and to defend and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees at all levels of proceedings), losses, and damages resulting from Employee’s good faith performance of his duties and obligations hereunder. This Section 10.13 shall survive the termination of this Agreement and Employee’s engagement hereunder.

(ii)Company shall purchase and maintain insurance, at its expense, to protect itself and Employee while serving in such capacity to Company or on behalf of Company as an officer or director or employee of any affiliate of Company.

9.14Counterparts. This Agreement may be executed in counterparts and by facsimile and/or e-mail .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Agreement.

With full power and authority and intedning to be legally bound, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

BurgerFi International, Inc.

By:	/s/ Julio Ramirez
Julio Ramirez, Chief Executive Officer

EMPLOYEE:
By:	/s/ Ross Goldstein
Name:	Ross Goldstein

Address:

EXHIBIT A

Key Performance Idicators (KPIs)

To be provided by Company to Employee as soon as possible

EXHIBIT B

RESTRICTED STOCK GRANT AGREEMENT

To be provided by Company to Employee as soon as possible

EXHIBIT C

BURGERFI INTERNATIONAL, INC.

AGREEMENT REGARDING CONFIDENTIAL INFORMATION

AND

PROHIBITING COMPETITION

I, the undersigned employee of BurgerFi International, Inc., a Delaware corporation (the "Company"), am entering into this Agreement in consideration of my employment by the Company. The Company is in the business of operating gourmet fast food and quick service casual restaurants focused on all-natural hamburgers, vegetarian burgers, hormone-free chicken, and other complementary food offerings (the "Company's Business"). I hereby acknowledge that, in conjunction with the performance of my duties as an employee of the Company, I will be exposed to, making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its financial operations, including, but not limited to: the Company's Business, the identity of the Company's clients, the prices being charged by the Company to such clients, the Company's contracts, business records and other records, the Company's trade secrets, customer lists, vendors and vendor lists, recipes, billing forms, methods, and procedures, trade names, manuals, photographs, samples, literature, sales aids of every kind, software, advertising methods and strategies, information regarding advertising locations, style and wording of all advertising, plans for expansion or marketing strategies, and other similar information relating to the Company and the Company's Business (all the foregoing being hereinafter referred to collectively as "Confidential Information"). I agree that the Confidential Information is a trade secret of, and is owned solely by, the Company.

I acknowledge that the disclosure of Confidential Information to competitors of the Company would cause the Company irreparable injury. Because I have been and will be exposed to Confidential Information, the Company requires, as a condition to my employment with the Company, that I, the undersigned, execute and deliver to the Company this legally binding agreement ("Agreement"), which is intended to protect the Company from my unauthorized use of the Confidential Information and to prohibit the Company’s competitors from receiving the benefits of my knowledge of the Company’s Business or the specialized training that the Company has provided or will provide to me. This Agreement does not obligate the Company to employ or retain me for any specific length of time. Although the Company seeks to retain valued employees and independent contractors, employment with the Company remains terminable by the Company "at will."

I agree that all Confidential Information is owned exclusively by the Company, that I may use the Confidential Information only when permitted by the Company and only for the benefit of the Company, that at all times during and subsequent to my employment with the Company, I will not disclose any Confidential Information to any other person or entity for any reason whatsoever, and that I will at all times take such actions as shall be necessary to maintain the confidentiality of the Confidential Information and to prevent its unauthorized disclosure.

I agree that, upon the Company's demand, whether verbal or written, I will promptly deliver as directed, without retaining copies, all materials and media in my possession that contain Confidential Information or that relate to the Company’s Business. I agree that the fact that I had knowledge, or that others may have had knowledge, of Confidential Information prior to the execution of this Agreement shall not in any way limit or affect my obligations under this Agreement.

I agree that all copyrightable, patentable or unpatentable business information, and other proprietary information, inventions, techniques, know‑how, materials and Confidential Information created by me during my employment with the Company, together with all rights relating to said property, are the exclusive property of the Company and its assigns. I further agree that this Agreement constitutes a "Work for Hire" with respect to any copyrightable works created by me during my employment with the Company. I agree to execute all documents, including, but not limited to, assignments of rights, that the Company may request to assist in establishing its ownership of such property.

During the term of my employment with the Company, I will not directly or indirectly, in any location, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, firm or organization of which I shall be affiliated in any manner whatsoever, have any interest in, whether as owner, investor, operator, partner, stockholder, director, trustee, officer, mortgagee, employee, independent contractor, principal, agent, consultant or otherwise, any other business or venture which engages in the Company's Business, or is otherwise in competition with Company or any assigns of the Company, unless such activity shall have been previously agreed to in writing by Company and its successors and assigns (I acknowledge that the Company's Business is advertised and conducted throughout the United States, and accordingly that this covenant against competition shall extend to the entire United States). Further, during the term of my employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), I will not: (i) directly or indirectly, divert from the Company or its successors or assigns, any proprietary product or service of the Company, or cause any client or account of the Company to cease using or acquiring the Company’s products or services; or (ii) directly or indirectly, solicit for employment, employ or otherwise engage the services of, any employees, independent contractors, vendors, agents, or consultants of the Company or its successors or assigns; provided, however, that nothing set forth herein shall limit Employee’s right to compete with Company and to work for any competitor of Company after termination of this Agreement.

I acknowledge that I may be performing services at one or more locations that are shared facilities with other entities that may be affiliates of the Company (“Affiliated Entities”). The Affiliated Entities each have their own respective confidential information like that described as the Company’s Confidential Information, and that the Affiliated Entities intend that such confidential information remain confidential under agreements like this agreement. If I should be exposed to or learn of any such confidential information, I agree that it is protected information that shall be owned by the Affiliated Entities in the same manner as the Confidential Information is owned and protected by the Company. Further, I agree that in no event shall any such confidential information be used by me for the purpose of competing with, or to solicit customers, employees, agents or independent contractors of, the Company or any Affiliated Entity. The Affiliated Entities are intended third party beneficiaries for the purpose of enforcing the foregoing.

I agree that if I breach or threaten to breach this Agreement, the Company will be entitled to receive, in addition to all other remedies to which it may be entitled at law or in equity, temporary and permanent injunctions prohibiting any breach of this Agreement by me, or by my partners, agents, representatives, servants, employers, employees, independent contractors and all persons directly or indirectly acting for or with me. In the event the Company obtains a temporary or permanent injunction, I agree that any such injunction shall compute the two (2) year restriction from the date the injunction is entered. The Company shall also be entitled to receive from me reimbursement of all its reasonable attorneys' and other legal fees and costs that it incurs in enforcing this Agreement, inclusive of all such fees and costs incurred with respect to all negotiations, trial and appellate proceedings. This Agreement shall be interpreted under the laws of the State of Florida, and the venue for any proceedings under this Agreement shall be Palm Beach County, Florida. I hereby submit to the jurisdiction of any state or federal courts in Palm Beach County, Florida for purposes of the foregoing. The terms of this Agreement shall survive the termination of my employment by the Company.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement. The prevailing party in any enforcement of this Agreement shall be entitled to recover all costs and expenses of such enforcement, including costs of litigation, and attorneys’ fees, costs, and expenses, at trial through appeal.

I agree that the restrictions contained in this Agreement are fair and reasonably necessary to protect the legitimate business interests of the Company, and will not unfairly restrict my ability to find gainful work in my field. I also agree that if a court determines that any of the restrictions in this Agreement are unenforceable, the court, in so establishing a substitute restriction, shall recognize that I agree that the restrictions described above be imposed and maintained to the maximum lawful extent. I hereby certify that no representative or agent of the Company has represented, expressly or otherwise, that the Company would not seek to enforce this Agreement. The provisions contained herein shall be binding upon me as an independent obligation and shall be enforceable even if there is or is claimed to be a breach of this Agreement or any other agreement, understanding, commitment or promise by the Company. The Company’s failure or refusal to enforce any of the terms contained in this Agreement against any other employee or independent contractor or former employee or independent contractor for any reason, shall not constitute a defense to the enforcement of this Agreement against me.

I agree that I will not at any time (during or after my employment with the Company) disparage the reputation of the Company, or its customers, vendors, merchants, officers, members, manager, directors, agents, employees or independent contractors.

By executing this Agreement in the space provided below I confirm that I have read, understand and agree to all the provisions of this Agreement and that I agree to be legally bound by the terms of this Agreement. This Agreement is for the benefit of and may be enforced by the Company, its successors and assigns. This Agreement shall supercede and replace any prior confidentiality and non-competition agreements entered into between Company and Employee.

Agreed to this __th day of January, 2021
/s/ Ross Goldstein
SIGNATURE

Ross Goldstein
PRINT NAME

ADDRESS:

Phone:
Email:

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